Exhibit 99.1

Solana Company Reports Third Quarter 2025 Financial Results

NEWTOWN, Pa., Nov. 18, 2025 (GLOBE NEWSWIRE) -- Solana Company (NASDAQ: HSDT) (the “Company” or “HSDT”), a publicly listed company that has expanded its business to include a digital asset treasury (“DAT”) dedicated to acquiring and holding Solana tokens (“SOL”), today announced results for the quarter ended September 30, 2025.

Third Quarter and Recent Business Updates

●	Closed partnership with Pantera Capital and Summer Capital of over $500 Million in funding in cash and stablecoins to launch SOL treasury strategy
●	Issued cash-exercise warrants, allowing for a potential aggregate $750M additional capital raise for the Company
●	Launched ATM program, giving the company flexibility to raise additional capital
●	Approved a stock repurchase program to acquire up to $100 million of the company's outstanding common stock
●	Announced positive clinical data which demonstrated PoNS superior effectiveness in improving gait deficit by achieving a clinically meaningful mean improvement compared to the control group, reflecting the clinical significance of this therapeutic intervention
●	Submitted FDA 510(k) designation for PoNS® Device Label Expansion in Stroke

“Solana Company’s digital treasury strategy and the recent PIPE transaction are significant milestones for the Company and its shareholders. With the added commitment and support of Pantera and Summer, we believe that we are positioned well to accelerate growth and drive value. Since closing, we have achieved notable progress across our three core execution pillars: advocacy, capital markets, and treasury management,” said Joseph Chee, Executive Chairman. “I’m proud of the continued expansion in adoption as the Solana network has become the world’s most widely used and economically productive blockchain. Our recent ATM launch and issuance of cash-exercise warrants have strengthened our financial position and prepared us to scale effectively. These initiatives position Solana for sustained growth and long-term success within the DAT landscape.”

Third Quarter 2025 Financial Results

Our financial results include the $508 million PIPE transaction that closed on September 18, 2025 and related DAT activities from that date through the end of the quarter.

Our third quarter revenue of $697,000 included first-time staking rewards income of $342,000.

For the third quarter, cost of revenue was $103,000 compared to $187,000 for the prior-year period, mainly due to decreased inventory reserve and production scrap expenses.

Selling, general and administrative expenses for the third quarter of 2025 were $4.6 million compared to the $2.9 million for the prior year period, with the increase comprised of a $1.5 million discretionary bonus in the current year. Research and development expenses for the third quarter of 2025 were $0.9 million compared to $1.1 million for the prior year period, driven primarily by reduced clinical trial activities. An unrealized loss on digital assets of $30.5 million resulted from the net change in fair value of digital assets held by the Company as of quarter end.

Total operating expenses for the third quarter of 2025 were $36.0 million, compared to $3.9 million in the prior year period.

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The resulting loss from operations for the third quarter of 2025 was $35.5 million compared to a loss of $4.1 million for the prior-year period.

Current year non-operating loss in the third quarter of $317.3 million included a $545.7 million loss on derivative liability attributable to the valuation of the stapled warrants from the September PIPE transaction and $194.7 million of financing costs from the September PIPE transaction including a $171.3 million non-cash charge from the advisory warrants issued and $8.6 million non-cash charge for shares issued to Clear Street, offset by a $423.3 million gain from the change in fair value of the related derivative liability from those stapled warrants, which comprise the changes from the prior year period.

We reported a net loss for the third quarter of 2025 of $352.8 million or a loss of $32.89 per basic and diluted common share compared to a net loss of $3.7 million in the prior-year period or a loss of $744.35 per basic and diluted common share.

Cash and Liquidity

At September 30, 2025 we had $124 million in cash and $350.2 million of digital assets at fair value, for a combined total of $474.2 million. Also at that date, we had a combined total of 75.9 million common shares and pre-funded warrants outstanding.

Conference Call

Management will host a conference call to discuss the results and provide an expanded business update as follows:

Date:	Tuesday, November 18, 2025
Time:	4:30 p.m. Eastern Time
Webcast:	Click here

The webcast will be archived under the News & Events section of the Company’s investor relations website.

About Solana Company

Solana Company (NASDAQ: HSDT) is a leading neurotech company in the medical device field focused on neurologic deficits using orally applied technology platform that amplifies the brain’s ability to engage physiologic compensatory mechanisms and promote neuroplasticity, improving the lives of people dealing with neurologic diseases. It is also a listed digital asset treasury (“DAT”) dedicated to acquiring and holding Solana (SOL). Created in partnership with Pantera Capital and Summer Capital, Solana Company’s DAT objective is to maximize SOL per share through strategic use of capital markets and on chain opportunities, offering public market investors direct exposure to Solana’s secular growth.

For more information, please visit www.solanacompany.co or follow us on X (@Solana_Company).

Forward Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Forward-

looking statements may include, among others, statements in relation to the Company’s future growth and operational progress, the Company’s execution of its Solana digital asset treasury strategy and the potential opportunities such initiatives may create , expected enrollment, developments and future plans regarding regulatory entities, receipt of prescriptions and progress of commercialization of the PoNS device in the U.S., the impacts of the current global macroeconomic environment on the Company, product development activities, the safety and effectiveness of the Company’s product, the manufacturing plans for the Company’s product, sufficiency of cash and availability of funds and operating costs and the Company’s ability to continue as a going concern and future liquidity.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors-many of which are beyond the Company’s control-that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, the Company’s ability to execute its growth strategy; its ability to raise and deploy capital effectively; developments in technology and the competitive landscape; the market performance of SOL; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (“SEC”) on March 25, 2025, and in other subsequent filings with the SEC. These filings are available at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contacts:

Solana Company	ir@solanacompany.co
Pantera Capital Management LP	ir@panteracapital.com
Summer Capital Limited	pr@summer-cap.com

Solana Company

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$124,051	$1,088
Inventory	1,128	1,036
Prepaid expenses and other current assets	484	1,300
Total current assets	125,663	3,424
Digital assets, at fair value	291,078	—
Digital assets, restricted, at fair value	59,097	—
Other long-term assets	82	118
Total assets	$475,920	$3,542
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,485	$873
Accrued and other current liabilities	654	1,290
Total current liabilities	3,139	2,163
Other long-term liabilities	—	79
Derivative liability	625,173	241
Total liabilities	628,312	2,483
Stockholders' (deficit) equity
Class A common stock, $0.001 par value; 800,000,000 shares authorized; 40,299,228 and 4,936 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	40	—
Additional paid-in capital	385,768	172,425
Accumulated deficit	(538,140)	(171,699)
Accumulated other comprehensive (loss) income	(60)	333
Total stockholders' (deficit) equity	(152,392)	1,059
Total liabilities and stockholders' equity	$475,920	$3,542

Solana Company

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue
Staking rewards	$342	$—	$342	$—
Other revenue	355	51	447	368
Total revenue	697	51	789	368
Cost of revenue	103	187	320	428
Gross profit (loss)	594	(136)	469	(60)
Operating expenses
Selling, general and administrative expenses	4,646	2,857	10,089	7,961
Research and development expenses	858	1,077	2,625	2,735
Unrealized loss on digital assets	30,540	—	30,540	—
Total operating expenses	36,044	3,934	43,254	10,696
Loss from operations	(35,450)	(4,070)	(42,785)	(10,756)
Nonoperating income
Interest expense	(1)	(1)	(635)	(14)
Other (expense) income	(154)	233	503	(71)
Loss on derivative liability	(545,733)	—	(545,733)	—
Change in fair value of derivative liability	423,313	152	417,394	3,027
Financing costs	(194,743)	—	(195,185)	—
Nonoperating (loss) income, net	(317,318)	384	(323,656)	2,942
Loss before provision for income taxes	(352,768)	(3,686)	(366,441)	(7,814)
Provision for income taxes	—	—	—	—
Net loss	$(352,768)	$(3,686)	$(366,441)	$(7,814)
Loss per share
Basic and diluted	$(32.89)	$(744.35)	$(90.14)	$(2,507.81)
Weighted average number of common shares outstanding
Basic and diluted	10,724,112	4,952	4,065,144	3,116